Exhibit 4.2

[Face of Note]

CUSIP NO. 95000U2L6	PRINCIPAL AMOUNT: $
REGISTERED NO.

WELLS FARGO & COMPANY

MEDIUM-TERM NOTE, SERIES U

SENIOR REDEEMABLE FIXED-TO-FLOATING RATE NOTES

☑    Check this box if this Security is a Global Security.

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

This Security is not a deposit or other obligation of a depository institution and is not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

ORIGINAL ISSUE DATE: March 30, 2020		STATED MATURITY DATE: April 4, 2031

FIXED RATE PERIOD: From March 30, 2020 to, but excluding, April 4, 2030	FLOATING RATE PERIOD: If this Security has not been previously redeemed, from, and including, April 4, 2030 to, but excluding, Maturity

INTEREST RATE PER ANNUM:

Fixed Rate Period: 4.478%

Floating Rate Period: Base Rate plus the Spread, subject to modification as provided on the reverse hereof under the section entitled “Effect of Benchmark Transition Event”

INITIAL INTEREST RATE: 4.478%	FIXED RATE INTEREST PAYMENT DATES: Each April 4 and October 4, commencing October 4, 2020 and ending April 4, 2030	INITIAL FIXED RATE INTEREST PAYMENT DATE: October 4, 2020

INITIAL INTEREST RATE FOR THE FLOATING RATE PERIOD: Three-month LIBOR plus 3.77%, determined on the second London Banking Day prior to April 4, 2030, subject to modification as provided on the reverse hereof under the section entitled “Effect of Benchmark Transition Event”

	FLOATING RATE INTEREST PAYMENT DATES: Each January 4, April 4, July 4 and October 4, commencing July 4, 2030, and at Maturity	INITIAL FLOATING RATE INTEREST PAYMENT DATE: July 4, 2030

INTEREST RESET DATES: Each January 4, April 4, July 4 and October 4, commencing April 4, 2030 and ending January 4, 2031	INITIAL INTEREST RESET DATE: April 4, 2030	INTEREST DETERMINATION DATES: Second London Banking Day prior to each Interest Reset Date

INTEREST RESET PERIOD: Quarterly	BASE RATE: LIBOR, as defined and subject to modification as provided on the reverse hereof under the section entitled “Effect of Benchmark Transition Event.”	SPREAD: +377 basis points

INDEX MATURITY: Three months	REGULAR RECORD DATES: The fifteenth calendar day, whether or not a Business Day, prior to an Interest Payment Date	CALCULATION DATES: See below

CALCULATION AGENT: The Calculation Agent will be appointed prior to April 4, 2030	INDEX CURRENCY: U.S. Dollars	OPTIONAL REDEMPTION (at option of Company): Yes

REDEMPTION PRICE: See “Redemption” on the reverse hereof	REDEMPTION DATE(S) (at option of Company): See “Redemption” on the reverse hereof	OPTION TO ELECT REPAYMENT: N/A

REPAYMENT PRICE: N/A ☐ 100% ☐ Other	OPTIONAL REPAYMENT DATE(S): N/A	SINKING FUND: N/A

DEPOSITARY (Only applicable if this Security is a Global Security): The Depository Trust Company	SPECIFIED CURRENCY: U.S. Dollars	MINIMUM DENOMINATIONS: ☑ U.S. $1,000 ☐ Other

OTHER/ADDITIONAL TERMS: References herein to “Interest Payment Dates” shall mean the Fixed Rate Interest Payment Dates and the Floating Rate Interest Payment Dates	ADDENDUM ATTACHED: No

WELLS FARGO & COMPANY, a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & Co., or registered assigns, the principal sum of                                                   DOLLARS ($                    ) on the Stated Maturity Date shown above (except to the extent redeemed prior to such date) and to pay interest, if any, on the principal amount hereof, (i) from the Original Issue Date specified above or from the most recent Fixed Rate Interest Payment Date to which interest has been paid or duly provided for to, but excluding, April 4, 2030 at the rate per annum of 4.478% on the Fixed Rate Interest Payment Dates specified above, and (ii) if this Security has not been previously redeemed, from, and including April 4, 2030 or from the most recent Floating Rate Interest Payment Date to which interest has been paid or duly provided for to, but excluding, the date of Maturity on the Floating Rate Interest Payment Dates specified above at the Base Rate plus the Spread specified above, as determined by the Calculation Agent in accordance with the provisions on the reverse hereof under the headings “Determination of LIBOR” and “Effect of Benchmark Transition Event,” as applicable. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date next preceding such Interest Payment Date. Interest payable upon Maturity will be paid to the Person to whom principal is payable.

If a Fixed Rate Interest Payment Date is not a Business Day, interest on this Security shall be payable on the next day that is a Business Day, with the same force and effect as if made on such Fixed Rate Interest Payment Date, and without any interest or other payment with respect to the delay. If a Floating Rate Interest Payment Date falls on a day that is not a Business Day, other than a Floating Rate Interest Payment Date that is also the date of Maturity, such Floating Rate Interest Payment Date will be postponed to the following day that is a Business Day, except that, if such following Business Day is in the next calendar month, such Floating Rate Interest Payment Date shall be the immediately preceding day that is a Business Day. If the date of Maturity would fall on a day that is not a Business Day, the payment of principal and interest shall be made on the next Business Day, with the same force and effect as if made on the due date, and no additional interest shall accrue on the amount so payable for the period from and after such date of Maturity. For purposes of this Security, “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York, New York and, for a Floating Rate Interest Payment Date and any date of Maturity during the period from, and including, January 3, 2031 to, but excluding, the Stated Maturity Date, a day that is also a London Banking Day. For purposes of this Security, “London Banking Day” means any day on which commercial banks and foreign exchange markets settle payments in London.

Interest payments on this Security shall be the amount of interest accrued from and including the Original Issue Date specified above or from and including the last date to which interest has been paid, or provided for, as the case may be, to but excluding, the following Interest Payment Date or the date of Maturity. This period is referred to as an “Interest Period.” If this Security has been issued upon transfer of, in exchange for, or in replacement of, a Predecessor Security, interest on this Security shall accrue from the last Interest Payment Date to which interest was paid on such Predecessor Security or, if no interest was paid on such

Predecessor Security, from the Original Issue Date specified above. The first payment of interest on a Security originally issued and dated between a Regular Record Date specified above and an Interest Payment Date will be due and payable on the Interest Payment Date following the next succeeding Regular Record Date to the registered owner on such next succeeding Regular Record Date.

The principal and interest on this Security is payable by the Company in the Specified Currency specified above.

Any interest not punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of interest on this Security, other than payments of interest at Maturity, will be paid by check mailed to the Person entitled thereto at such Person’s last address as it appears in the Security Register or by wire transfer to such account as may have been designated by such Person. Any such designation for wire transfer purposes shall be made by providing written notice to the Paying Agent not later than 10 calendar days prior to the applicable Interest Payment Date. Payment of principal of and interest on this Security at Maturity will be made against presentation of this Security at the office or agency of the Company maintained for that purpose in the City of Minneapolis, Minnesota. Notwithstanding the foregoing, for so long as this Security is a Global Security registered in the name of the Depositary, payments of principal and interest on this Security will be made to the Depositary by wire transfer of immediately available funds.

The Company will pay any administrative costs imposed by banks on payors in making payments on this Security in immediately available funds and the Holder of this Security will pay any administrative costs imposed by banks on payees in connection with such payments. Any tax, assessment or governmental charge imposed upon payments on this Security will be borne by the Holder of this Security.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature or its duly authorized agent under the Indenture referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

DATED:

WELLS FARGO & COMPANY

By:
Name:
Its:

Attest:
Name:
Its:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the

series designated therein referred to

in the within-mentioned Indenture.

CITIBANK, N.A.,

as Trustee

By:
Authorized Signature

OR
WELLS FARGO BANK, N.A., as Authenticating Agent for the Trustee

By:
Authorized Signature

[Reverse of Note]

WELLS FARGO & COMPANY

MEDIUM-TERM NOTE, SERIES U

SENIOR REDEEMABLE FIXED-TO-FLOATING RATE NOTES

General

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an indenture dated as of February 21, 2017, as amended or supplemented from time to time (herein called the “Indenture”), between the Company and Citibank, N.A., as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto, reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series of the Securities designated as Medium-Term Notes, Series U, of the Company. The Securities of this series may mature at different times, bear interest, if any, at different rates, be redeemable at different times or not at all, be repayable at the option of the Holder at different times or not at all, be issued at an original issue discount and be denominated in different currencies.

The Securities are issuable only in registered form without coupons and will be book-entry securities represented by one or more global securities recorded in the book-entry system maintained by the Depositary (“Global Securities”).

Interest Rate Reset

The interest rate in effect for the Fixed Rate Period shall be the Initial Interest Rate specified on the face hereof. The interest rate in effect for the Floating Rate Period shall be the Base Rate plus the Spread specified on the face hereof, subject to modification as provided herein. Commencing with the Initial Interest Reset Date specified on the face hereof following the Original Issue Date specified on the face hereof, the interest rate on this Security will be reset quarterly as specified on the face hereof under “Interest Reset Period.” Each such adjusted rate shall be applicable from, and including, the Interest Reset Date to which it relates to, but not including, the next succeeding Interest Reset Date or until Maturity, as the case may be. On each Interest Reset Date, the rate of interest on this Security shall be the rate determined with respect to the Interest Determination Date next preceding such Interest Reset Date in accordance with the provisions below and adjusted by the addition of the Spread specified on the face hereof.

If any Interest Reset Date would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the following Business Day, except that if such following Business Day is in the next calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

The amount of interest to be paid on this Security for each Interest Period occurring during the Fixed Rate Period shall be computed on the basis of a 360-day year of twelve 30-day months.

The amount of interest to be paid on this Security for each Interest Period occurring during the Floating Rate Period will be calculated by multiplying the principal amount of this Security by an accrued interest factor. The “accrued interest factor” will be computed by adding the interest factors calculated for each day in such Interest Period. The “interest factor” for each day is computed by dividing the interest rate applicable to that day by 360.

All percentages resulting from any calculation referred to herein shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001% and all U.S. dollar amounts used in or resulting from any of the above calculations will be rounded, if necessary, to the nearest cent, with one-half cent rounded upward. All U.S. Dollar amounts used in or resulting from these calculations will be rounded to the nearest two decimal places, with 0.005 round up to 0.01.

The Calculation Agent shall calculate the interest rate hereon in accordance with the foregoing on or before each Calculation Date.

The interest rate on this Security shall in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

At the request of the Holder hereof, the Calculation Agent shall provide to the Holder hereof the interest rate hereon then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date with respect to this Security. The Calculation Agent’s determination of any interest rate shall be final and binding in the absence of manifest error. The Calculation Agent shall notify the Paying Agent of each determination of the interest applicable to this Security promptly after the determination is made.

A “Calculation Date”, where applicable, for any Interest Determination Date will be the earlier of:

•	the tenth calendar day after that Interest Determination Date or, if that day is not a Business Day, the next Business Day; or

•	the Business Day immediately preceding the applicable Interest Payment Date or date of Maturity.

Determination of LIBOR

The Calculation Agent will determine the London Interbank Offered Rate (“LIBOR”) for each Interest Determination Date as follows:

•

“LIBOR” with respect to any Interest Determination Date specified on the face hereof shall equal the arithmetic mean of the offered rates for deposits in the Index Currency having the Index Maturity designated on the face hereof, commencing on the second London Banking Day immediately following that Interest Determination Date that appear on the Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date, if at least two offered rates appear on the Designated LIBOR Page, provided that if the specified Designated LIBOR Page by its terms provides only for a single rate, that single rate will be used.

•

If (i) fewer than two offered rates appear or (ii) no rate appears and the Designated LIBOR Page by its terms provides only for a single rate, then the Calculation Agent will request the principal London offices of each of four major banks in the London Interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity specified on the face hereof commencing on the second London Banking Day immediately following the Interest Determination Date to prime banks in the London Interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative of a single transaction in that Index Currency in that market at that time.

•

If at least two quotations are provided, LIBOR determined on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the applicable Interest Reset Date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., or some other time specified on the face hereof, in the applicable principal financial center for the country of the Index Currency on that Interest Determination Date, by three major banks in that principal financial center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity specified on the face hereof and in a principal amount that is representative of a single transaction in that Index Currency in that market at that time.

•

If the banks so selected by the Calculation Agent are not quoting as set forth above, LIBOR for that Interest Determination Date will remain LIBOR for the immediately preceding Interest Reset Period, or, if none, the rate of interest payable will be the Initial Interest Rate.

The “Index Currency” means the currency specified on the face hereof as the currency for which LIBOR will be calculated.

“Designated LIBOR Page” means the display on Thomson Reuters Eikon Service, or any successor service, on page LIBOR01, or any other page as may replace that page on that service, for the purpose of displaying the London Interbank rates for the applicable Index Currency.

Effect of Benchmark Transition Event

Upon the occurrence of a Benchmark Transition Event (as defined below) and its related Benchmark Replacement Date (as defined below), the following terms will apply to this Security solely in respect of determinations, decisions, elections, calculations and adjustments to be made in respect of the Floating Rate Period. References in this section entitled “Effect of Benchmark Transition Event” to “its designee” refer to the Calculation Agent to be appointed by the Company.

Benchmark Replacement

If the Company or its designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time (as defined below) in respect of any determination of the Benchmark (as defined below) on any date, the Benchmark Replacement (as defined below) will replace the then-current Benchmark for all purposes relating to this Security in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes

In connection with the implementation of a Benchmark Replacement, the Company or its designee will have the right to make Benchmark Replacement Conforming Changes (as defined below) from time to time.

Decisions and Determinations

Any determination, decision, election or calculation that may be made by the Company or its designee pursuant to this section entitled “Effect of Benchmark Transition Event,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in the Company’s or its designee’s sole discretion, and, notwithstanding anything to the contrary herein relating to this Security, shall become effective without consent from any other party.

For the avoidance of doubt, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, interest payable on this Security for the Floating Rate Period will be an annual rate equal to the sum of the applicable Benchmark Replacement and the Spread specified on the face hereof.

Definitions

As used in this section entitled “Effect of Benchmark Transition Event”:

“Benchmark” means, initially, three-month LIBOR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to three-month LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if the Company or its designee cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;

(3)

the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(4)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment;

(5)

the sum of: (a) an alternate rate of interest that has been selected by the Company or its designee as the replacement for the then-current Benchmark for the applicable Corresponding Tenor that gives due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company or its designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions of Interest Reset Period and Interest Reset Date, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors, changes to the definition of “Corresponding Tenor” solely when such tenor is longer than the Interest Reset Period and other administrative matters) that the Company or its designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company or its designee decides that adoption of any portion of such market practice is not administratively feasible or if the Company or its designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company or its designee determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which will be compounded in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to each Interest Payment Date) being established by the Company or its designee in accordance with:

(1)	the rate, or methodology for this rate and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)

if, and to the extent that, the Company or its designee determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Company or its designee giving due consideration to any industry-accepted market practice for U.S. dollar denominated floating rate notes at such time.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. (“ISDA”) or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment, (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is three-month LIBOR, 11:00 a.m. (London time) on the day that is two London Banking Days preceding the date of such determination, and (2) if the Benchmark is not three-month LIBOR, the time determined by the Company or its designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Events of Default

If an Event of Default, as defined in the Indenture, with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

Modification and Waivers

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected, acting together as a class; provided, however, that amendments or modifications to this Security contemplated by the provisions set forth in the section entitled “Effect of Benchmark Transition Event” shall not require the consent of the Holder of this Security. The Indenture also contains provisions permitting the Holders of a majority in principal amount of the Securities of all series at the time Outstanding affected by certain provisions of the Indenture, acting together as a class, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with those provisions of the Indenture. Certain past defaults under the Indenture and their consequences may be waived under the Indenture by the Holders of a majority in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

Defeasance and Covenant Defeasance

The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness on this Security and (b) certain restrictive covenants, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Security.

Redemption

This Security is redeemable at the option of the Company. The Company may redeem this Security, in whole at any time or in part from time to time on any day included in the Make-Whole Redemption Period (as defined below), at a redemption price equal to the sum of: (i) 100% of the principal amount of this Security being redeemed plus accrued and unpaid interest thereon, to, but excluding, the date of such redemption (the “Make-Whole Redemption Date”) and (ii) the Make-Whole Amount (as defined below). The redemption price will be calculated by the Company or by a Person designated by the Company on the Company’s behalf.

“Make-Whole Amount” means the excess, if any, of: (i) the aggregate present value as of the Make-Whole Redemption Date of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the Make-Whole Redemption Date) that would have been payable in respect of each such dollar if such redemption had been made on the final day of the Make-Whole Redemption Period, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (as defined below) (determined on the third Business Day preceding the date notice of such redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had been made on the final day of the Make-Whole Redemption Period over (ii) the aggregate principal of this Security being redeemed.

“Reinvestment Rate” means the yield on Treasury securities at a constant maturity corresponding to the remaining life (as of the Make-Whole Redemption Date and rounded to the nearest month) to the Stated Maturity Date specified above (the “Treasury Yield”), plus the Make-Whole Spread. For purposes hereof, the Treasury Yield shall be equal to the arithmetic mean of the yields published in the Statistical Release (as defined below) under the heading which represents the average for the immediately preceding week for “U.S. Government Securities—Treasury Constant Maturities” with a maturity equal to such remaining life; provided that if no published maturity exactly corresponds to such remaining life, then the Treasury Yield shall be interpolated or extrapolated on a straight-line basis from the arithmetic means of the yields for the next shortest and next longest published maturities. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury Yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Company.

“Statistical Release” means the Data Download Program designated as “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination, then such other reasonable comparable index which shall be designated by the Company.

The “Make-Whole Redemption Period” is the period commencing on and including April 6, 2021 and ending on and including April 3, 2030.

The “Make-Whole Spread” is 0.50%.

This Security is also redeemable by the Company (i) in whole, but not in part, on April 4, 2030 or (ii) in whole at any time or in part from time to time, on or after January 3, 2031, in each case at a redemption price equal to 100% of the principal amount of this Security being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of such redemption.

The Company may exercise its options to redeem this Security by mailing a notice by first-class mail, postage prepaid, of such redemption to each Holder of the Securities of this series to be redeemed or, in the case of Global Securities, the Company shall provide such notice to the Depositary, as holder of the Global Securities pursuant to the applicable procedures of such Depositary, at least 15 days and not more than 60 days prior to the applicable Redemption Date. Unless the Company defaults in the payment of the Redemption Price, on and after the applicable Redemption Date interest will cease to accrue on this Security or portion hereof called for redemption.

Repayment

This Security will not be repayable prior to the Stated Maturity Date at the option of the Holder.

Sinking Fund

This Security will not be entitled to any sinking fund.

Authorized Denominations

This Security is issuable only in registered form without coupons in denominations of $1,000 and integral multiples of $1,000 in excess thereof and cannot be exchanged for debt securities of the Company in smaller denominations. Beneficial interests in this Security will only be held in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Registration of Transfer

Upon due presentment for registration of transfer of this Security at the office or agency of the Company in the City of Minneapolis, Minnesota, a new Security or Securities of this series in authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange herefor, as provided in the Indenture and subject to the limitations provided therein and to the limitations described below, without charge except for any tax or other governmental charge imposed in connection therewith.

This Security is exchangeable for definitive Securities in registered form only if (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for this Security or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a qualified successor depositary is not appointed within 90 days after the Company receives such notice or becomes aware of such ineligibility, (y) the Company in its sole discretion determines that this Security shall be exchangeable for definitive Securities in registered form or elects to terminate the book-entry system through the Depositary and notifies the Trustee thereof or (z) an Event of Default with respect to the Securities represented hereby has occurred and is continuing. If this Security is exchangeable pursuant to the preceding sentence, it shall be exchangeable for definitive Securities in registered form, bearing interest at the same rate, having the same date of issuance, redemption provisions, Stated Maturity Date and other terms and of authorized denominations aggregating a like amount.

This Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor. Except as provided above, owners of beneficial interests in this Global Security will not be entitled to receive physical delivery of Securities in definitive form and will not be considered the Holders hereof for any purpose under the Indenture.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Obligation of the Company Absolute

No reference herein to the Indenture and no provision of this Security or the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed, except as otherwise provided in this Security and except that in the event the Company deposits money or Eligible Instruments as provided in Articles 4 and 15 of the Indenture, such payments will be made only from proceeds of such money or Eligible Instruments.

No Personal Recourse

No recourse shall be had for the payment of the principal of or the interest on this Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

Notices

All notices to the Company under this Security shall be in writing and addressed to Wells Fargo & Company, 550 South 4th Street, Minneapolis, Minnesota 55415, Attention: Treasury Department, or to such other address as the Company may notify to the Holder. All notices to the Paying Agent under this Security shall be in writing and addressed to Wells Fargo Bank, N.A., Corporate Trust Services, Attn: David Pickett, 600 South 4th Street, 6th Floor, MAC: N9300-060, Minneapolis, Minnesota 55415, or to such other address as the Company may notify to the Holder.

Defined Terms

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture unless otherwise defined in this Security.

Governing Law

This Security shall be governed by and construed in accordance with the law of the State of New York, without regard to principles of conflicts of laws.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	--	as tenants in common

TEN ENT	--	as tenants by the entireties

JT TEN	--	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT --		Custodian
	(Cust)		(Minor)

Under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s) and transfer(s) unto

Please Insert Social Security or

Other Identifying Number of Assignee

(PLEASE PRINT OR TYPE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE)

the within Security of WELLS FARGO & COMPANY and does hereby irrevocably constitute and appoint                              attorney to transfer the said Security on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.